UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2005

Kitty Hawk, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-25202 (Commission File Number)	75-2564006 (I.R.S. Employer Identification No.)

1515 West 20th Street P.O. Box 612787 DFW International Airport, Texas (Address of principal executive offices)	75261 (Zip Code)

Registrant’s telephone number, including area code: (972) 456-2200

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 9.01 Financial Statements and Exhibits.
SIGNATURES
1st Amendment to Credit and Security Agreement

Item 1.01 Entry into a Material Definitive Agreement.

     On February 10, 2005, Kitty Hawk, Inc. (the “Company”) entered into the First Amendment to Credit and Security Agreement (the “Amendment”) to the Credit and Security Agreement dated as of March 22, 2004 (the “Credit Agreement”) among the Company and Wells Fargo Business Credit, Inc. (the “Lender”). The Amendment is effective as of January 31, 2005. The following description of the terms of the Amendment is qualified in its entirety by the actual text of the Amendment, which is filed as Exhibit 10.1 attached hereto and which is incorporated herein for all purposes.

     The Amendment amends the Company’s minimum quarterly net income covenant to be measured against Pre-Tax Net Income (as defined in the Amendment) instead of Net Income (as defined in the Credit Agreement). The Amendment requires the Company to have Pre-Tax Net Income of not less than the following amounts as of the end of each period:

Period	Pre-Tax Net Income (Loss)
January 1 — March 31	$(5,800,000)
January 1 — June 30	$(5,800,000)
January 1 — September 30	$(4,800,000)
January 1 — December 31	$(3,000,000)

     The Amendment also eliminates the Company’s quarterly minimum book net worth covenant and replaces it with a Required Book Net Worth (as defined in the Amendment) covenant, which is the Book Net Worth (as defined in the Credit Agreement) at December 31, 2004 as adjusted for Net Income from time to time.

     The Amendment also eliminates the monthly loss limit covenant and substitutes instead a minimum liquidity requirement for the Company, requiring the Company to maintain $3,000,000 in Liquid Assets (as defined in the Credit Agreement) at all times.

     All other terms and conditions of the Credit Agreement remain in full force and effect.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description

10.1 First Amendment to Credit and Security Agreement, dated as of January 31, 2005, by and between Kitty Hawk, Inc. and Wells Fargo Business Credit, Inc.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KITTY HAWK, INC.
By:	/s/ STEVEN E. MARKHOFF
	Name:	Steven E. Markhoff
	Title:	Vice President Strategic Planning, General Counsel and Corporate Secretary

Date: February 11, 2005